Exhibit 10.10
SECOND AMENDMENT TO CREDIT AGREEMENT
     SECOND AMENDMENT TO CREDIT AGREEMENT dated as of January 27, 2011 (this “Amendment”), by and among METALICO, INC., a Delaware corporation, AMERICAN CATCON, INC., a Texas corporation, FEDERAL AUTOCAT RECYCLING, L.L.C., a New Jersey limited liability company, HYPERCAT COATING LIMITED LIABILITY COMPANY, a New Jersey limited liability company, MAYCO INDUSTRIES, INC., an Alabama corporation, METALICO AKRON, INC., an Ohio corporation, METALICO ALUMINUM RECOVERY, INC., a New York corporation, METALICO BUFFALO, INC., a New York corporation, METALICO NIAGARA, INC., a New York corporation, METALICO NILES, INC., an Ohio corporation, METALICO PITTSBURGH, INC., a Pennsylvania corporation, METALICO ROCHESTER, INC., a New York corporation, METALICO SYRACUSE, INC., a New York corporation, METALICO TRANSFER, INC., a New York corporation, METALICO TRANSPORT, INC., a New York corporation, METALICO YOUNGSTOWN, INC., a Delaware corporation, SANTA ROSA LEAD PRODUCTS, INC., a California corporation, TOTALCAT GROUP, INC., a Delaware corporation, TRANZACT CORPORATION, a Delaware corporation, and WEST COAST SHOT, INC., a Nevada corporation (each individually, “Borrower” and collectively, “Borrowers”) as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as Documentation Agent.
PRELIMINARY STATEMENTS:
     (1) The Borrowers, the other Loan Parties, the Lenders, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as Documentation Agent, are parties to that certain Credit Agreement dated as of February 26, 2010 (as supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
     (2) The Borrowers have requested that Administrative Agent and the Lenders amend certain provisions of the Credit Agreement to, among other things, provide for (i) the consummation of the purchase of all outstanding equity interests of Goodman Services, Inc. under a Stock Purchase Agreement dated January 24, 2011 (“Goodman SPA”) among the stockholders of Goodman Services, Inc. as sellers and Metalico, Inc. as buyer (“Goodman Acquisition”); (ii) the purchase of real property located in the vicinity of Buffalo New York and more specifically described in that Purchase and Sale Agreement dated October 11, 2011 (“PSA”), as amended, between Metalico, Inc. and Great Lakes Industrial Development, LLC; (iii) the purchase of a shredder to be utilized in the Borrowers’ business which will be located on the real property described in the PSA and (iv) such other matters set forth herein. Administrative Agent and the Lenders have agreed, in accordance with Section 9.02(b) of the Credit Agreement and subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION 1. Definitions. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.
     SECTION 2. Amendments to Credit Agreement. Upon, and subject to, the occurrence of the Effective Date (as defined in Section 3 below), the Credit Agreement is hereby amended as follows:
     2.1 As of the date hereof, the following definitions contained in Section 1.01 of the Credit Agreement are hereby amended and/or added as applicable:
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be:

	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Revolving Loan	1.25%	3.25%	.375%
Term Loan	2.00%	3.75%
          “Availability Block” means an amount equal to $4,000,000 which shall be reduced by $1,000,000 on each date that the principal amount of the Term Loan advanced for the purchase of the shredder under Section 2.01(c) is reduced by one-third of the original principal advanced (by way of example, the Availability Block will be $3,000,000 when the principal amount of the Term Loan is $6,000,000 and then $2,000,000 when the principal is reduced to $3,000,000).
          “Borrowing Base” means, at any time, the sum of (a) up to 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) up to 60% of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves related to the Borrowers, minus (d) the Availability Block. The maximum amount of Inventory which may be included as part of the Borrowing Base is $31,500,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.
          “Capital Expenditures” means, without duplication, any expenditure to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
          “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, Term Loan Commitment and additional Term Loan under this Agreement as amended by the Second Amendment to this Agreement dated January 27, 2011, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Convertible Notes” means the Convertible Notes dated as of May 1, 2008 due 2028 issued by Metalico, Inc. in the original aggregate principal amount of $100,000,000.
          The definition of Fixed Charges is amended by adding the following component to the calculation thereof: “any liability payments made by Borrowers under the non-compete provisions of the Goodman SPA or related documents that are not expensed in the Borrowers’ consolidated income statements, shall be added to Fixed Charges.”
          “Maturity Date” means the earliest of (i) January 23, 2014, (ii) 90 days prior to the date in which the holders of the Convertible Notes have a right to require Metalico, Inc. to redeem any portion of the Convertible Notes and (iii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is Seventy Million Dollars ($70,000,000).

     2.2 As of the date hereof, Section 2.01 of the Credit Agreement is hereby amended to add the following sub-section (c):
               and (c) an additional Term Loan to the Borrowers in an amount not to exceed Nine Million Dollars ($9,000,000) for the sole purpose of acquiring a shredder to be identified under a contract between one or more Loan Parties and a third Person for the purchase and installation of same (including all soft costs including, without limitation, taxes, delivery, storage and installation charges) which terms, conditions, advances and repayment will be satisfactory to the Administrative Agent and Lenders. The Borrowers will have a maximum nine (9) month period to draw on the Term Loan from the date of the execution and delivery of the shredder purchase contract with interest to be charged at the current Term Loan rate and amortized over thirty six (36) months with payment in full due on the Maturity Date. The additional Term Loan transaction will be documented as a Credit Agreement amendment by the Administrative Agent at the time of purchase of the shredder.
     2.3 As of the date hereof, Section 5.01(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (h) as soon as available but in any event within 15 days of the end of each calendar month (provided, however, in the event Borrower’s Availability is less than $7,000,000 such reporting shall be delivered within 3 days of the end of each calendar week), and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
     2.4 As of the date hereof, Section 6.01(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          (k) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.
     2.5 As of the date hereof, Section 6.04(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (k) Acquisitions, provided that (i) no Default or Event of Default exists before or would exist immediately after giving effect thereto; (ii) the purchase price of the Acquisition does not exceed $13,000,000 per Acquisition or $15,000,000 per annum; (iii) Availability minus the Availability Block is $10,000,000 or more at the time of the Acquisition; and (iv) the Acquisition has a positive impact on EBITDA. Any seller financing that may be associated with the transactions contemplated under this subsection (k) shall be subject to satisfactory subordination agreements, a minimum Fixed Charge Coverage Ratio and minimum Availability as the Administrative Agent shall determine at such time;
     2.6 As of the date hereof, Section 6.04(m) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          (m) investments in joint ventures or similar arrangements not to exceed $1,000,000 in the aggregate per annum. For the avoidance of doubt, the $1,000,000 cap under this sub-section is a sublimit of the Acquisition limitations set forth in Section 6.04(k) herein.
     2.7 As of the date hereof, Section 6.08(b) of the Credit Agreement is hereby amended by adding (vi) as follows:
          (vi) payment of principal under the Convertible Notes of up to $5,000,000 in the aggregate provided at the time and after giving effect to such payment, (i) the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.0 and (ii) Availability shall not be less than $15,000,000.
     2.8 As of the date hereof, Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          Section 6.12. Capital Expenditures. The Borrowers will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures in excess of $22,000,000 for fiscal year 2011 and thereafter $10,000,000 per annum.
     2.9 As of the date hereof, Section 9.01(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
270 Park Avenue
New York, New York 10017
Attention: Account Executive for Metalico, Inc.
Facsimile No:
Email:
     SECTION 3. Conditions of Effectiveness of Amendment. Section 2 of this Amendment and the amendments to the Credit Agreement set forth therein shall become effective on the date (the “Effective Date”) when each of the conditions set forth in this Section 3 shall have been satisfied:
     (a) Execution of Counterparts. The Administrative Agent shall have received original counterparts of this Amendment executed by the Borrowers, the other Loan Parties, and the Lenders.
     (b) Payment of Expenses. The Borrowers shall have paid all costs and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and such other documents required to effect this Amendment, or otherwise required to be paid under the Loan Documents and remaining outstanding on or prior to the date of this Amendment, in each case for which the invoice for such fees and expenses shall have been presented to the Borrower Representative.
     (c) Payment of Fees. The Borrowers shall have paid an amendment fee to the Administrative Agent for the ratable benefit of the Lenders in the amount of $110,000 which fee shall be deemed fully earned and non-refundable upon execution of this Amendment.
     (d) Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower Representative, signed on behalf of each Loan Party by an authorized representative, dated the date of this Amendment (the statements made in which certificate shall be true on and as of the effective date of this Amendment), certifying as to (i) the truth and accuracy of the representations and warranties contained in this Amendment and the Loan Documents as though made on and as of the Effective Date, and (ii) the absence of any event occurring and continuing, or resulting from the execution and delivery of this Amendment, that constitutes a Default.
     (e) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than $15,000,000.
     (f) Other Documents. Any and all other documents, instruments, writings, joinders (including without limitation, a Negative Pledge joinder regarding the real property under the PSA), resolutions, opinions, agreements and information as Administrative Agent may require, all of which must be in substance and form acceptable to the Administrative Agent in its sole discretion, including without limitation, true, complete and correct copies of the Goodman SPA, the PSA and related documents.
     SECTION 4. Representations and Warranties. Each Loan Party represents and warrants as follows:

     (a) Except as previously disclosed in writing to the Administrative Agent: (i) the representations and warranties made by such Loan Party herein, in the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent on or prior to the Effective Date shall be correct and accurate on and as of the Effective Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall be true and correct on and as of such date); and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Amendment becoming effective in accordance with its terms.
     (b) Each of the Loan Parties (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Loan Agreement, as amended hereby and each other Loan Document, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.
     (c) The execution, delivery and performance by each Loan Party of this Amendment, and the performance by each such Loan Party of the Loan Agreement, as amended hereby and each other Loan Document, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any lien or other encumbrance (other than pursuant to any Loan Documents) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.
     (d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or agency or other regulatory body is required in connection with the due execution, delivery and performance by such Loan Party of this Amendment, or for the performance of the Loan Agreement, as amended hereby.
     (e) This Amendment, the Loan Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by equitable principles or by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.
     (f) Any Accounts and Inventory acquired by Metalico, Inc. pursuant to the Goodman Acquisition shall not be included in the Borrowing Base for purposes of calculating Loan advances until such time as the Administrative Agent has completed its examination of the Goodman Acquisition Accounts and Inventory and are otherwise in compliance with the eligibility requirements as such in accordance with the Credit Agreement.
     (g) The proceeds of the additional Term Loan set forth herein shall be used exclusively for the purchase of a shredder. To the extent available, the Borrowers may utilize advances under the Revolving Loan to fund the purchase of (i) the Goodman Acquisition and (ii) the real property under the SPA, provided the Borrowers deliver to the Administrative Agent such information as to the advances applied to fund that portion of the Goodman Acquisition and the real property under the SPA. The Borrowers will provide the Administrative Agent any and all documentation, including without limitation, a purchase contract with respect to the Borrowers’ anticipated purchase of a shredder in a reasonable time prior to its execution and delivery, which shall be satisfactory to the Administrative Agent in its discretion.
     SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents.
     (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit

Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, in each case, as amended by this Amendment.
     (b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment are, and shall continue to be, in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents.
     (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.
     SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.
     SECTION 7. Headings. Section headings are for convenience of reference only, and are not part of, and are not to be taken into consideration in interpreting, this Amendment.
     SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 9. Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

METALICO, INC.
AMERICAN CATCON, INC.
FEDERAL AUTOCAT RECYCLING, L.L.C.
HYPERCAT COATING LIMITED LIABILITY COMPANY
MAYCO INDUSTRIES, INC.
METALICO AKRON, INC.
METALICO ALUMINUM RECOVERY, INC.
METALICO BUFFALO, INC.
METALICO NIAGARA, INC.
METALICO NILES, INC.
METALICO PITTSBURGH, INC.
METALICO ROCHESTER, INC.
METALICO SYRACUSE, INC.
METALICO TRANSFER, INC.
METALICO TRANSPORT, INC.
METALICO YOUNGSTOWN, INC.
SANTA ROSA LEAD PRODUCTS, INC.
TOTALCAT GROUP, INC.
TRANZACT CORPORATION
WEST COAST SHOT, INC.

By	/s/ Michael J. Drury
Michael J. Drury
Authorized Representative

OTHER LOAN PARTIES (LOAN GUARANTORS):

ABBY BURTON, LLC
ALLISON MAIN, LLC
ELIZABETH HAZEL LLC
ELLEN BARLOW, LLC
GENERAL SMELTING & REFINING, INC.
GULF COAST RECYCLING, INC.
MEGAN DIVISION, LLC
MELINDA HAZEL LLC
METALICO AKRON REALTY, INC.
METALICO ALABAMA REALTY, INC.
METALICO-COLLEGE GROVE, INC.
METALICO COLLIERS REALTY, INC.
METALICO GULFPORT REALTY, INC.
METALICO NEVILLE REALTY, INC.
METALICO SYRACUSE REALTY, INC.
METALICO TRANSFER REALTY, INC.
OLIVIA DEFOREST, LLC
RIVER HILLS BY THE RIVER, INC.
METALICO-GRANITE CITY, INC.
HYPERCAT DMG, L.L.C.

By	/s/ Michael J. Drury
Michael J. Drury
Authorized Representative

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender
By	/s/ Jennifer Heard
Name: Jennifer Heard
Title: Senior Vice President

RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., individually, and as Documentation Agent
By	/s/ David Slattery
Name: David Slattery
Title: Assistant Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.
By	/s/ Jon Oldham
Name: Jon Oldham
Title: Senior Vice President

COMMITMENT SCHEDULE

			Term Loan
		Initial Term	Commitment
	Revolving	Loan	(Second
Lender	Commitment	Commitment	Amendment)	Commitment
JPMorgan Chase Bank, N.A.	$32,307,692.31	$2,666,666.77	$4,153,846.15	$39,128,205.23
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A.	$21,538,461.54	$1,777,777.85	$2,769,230.77	$26,085,470.15
Capital One Leverage Finance Corp.	$16,153,846.15	$1,333,333.38	$2,076,923.08	$19,564,102.62

Total	$70,000,000	$5,777,778	$9,000,000	$84,777,778